Exhibit 3.3

[ LOGO OF STATE OF NEVADA ]

Office Use Only

DEAN HELLER                                                                                 File # C 25358-02

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

ARTICLES OF INCORPORATION

(Pursuant to NRS 78)

1. Name of Corporation	Omega Consultations Inc.
2. Resident Agent Name and Street Address must be a Nevada address where process may be served)	Agency Services of Nevada 245 East Liberty, Suite 200 Reno, NV 89501
3. Shares (Number of shares corporation authorized to issue)	75,000,000 shares with a par value of $0.001
4. Names, Addresses, Number of Board of Directors/Trustees	Peter Khean #777-916 W. Broadway Vancouver, BC V5Z 1K7
5. Purpose	To do business that is lawful
6. Other matters	Number of addition pages: none
7. Names, addresses and Signatures of Incorporators	Peter Khean #777-916 W. Broadway Vancouver, BC V5Z 1K7 /s/ Peter Khean
8. Certificate of Acceptance of Appointment of Resident Agent	AGENCY SERVICES OF NEVADA /s/ Kelly L. Turner Date: 10/10/2002 I herby accept the appointment as Resident Agent for the above named corporation.